Exhibit 3.1

INVESTORS REAL ESTATE TRUST
ARTICLES OF AMENDMENT AND
THIRD RESTATED DECLARATION OF TRUST

These Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust are made as of September 23, 2003.

RECITALS

I.
Investors Real Estate Trust, a North Dakota real estate investment trust (the "Trust"), desires to amend and restate its Second Restated Declaration of Trust, as currently in effect, in the manner hereinafter set forth.

II.
The amendment to and restatement of the declaration of trust of the Trust as hereinafter set forth was advised by the Board of Trustees (the "Board") of the Trust and approved by the shareholders (the "Shareholders") of the Trust as required by law.

III.
The Trustees desire that the Trust continue to qualify as a "real estate investment trust" under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and under Chapter 10-34 of the North Dakota Century Code, as amended ("Chapter 10-34"), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders of the Trust.

DECLARATION

NOW, THEREFORE, the Trustees hereby declare that they hold the duties of Trustees hereunder in accordance with the terms and conditions hereinafter provided, which are all of the provisions of the Trust's declaration of trust as currently in effect and as amended hereby.

ARTICLE I.  THE TRUST

Section 1.  Name.

a)
The Trust governed by this Amended and Restated Declaration of Trust (as amended, supplemented or restated from time to time, this "Declaration of Trust") is herein referred to as the "Trust" and shall be known by the name "Investors Real Estate Trust." So far as may be practicable, legal and convenient, the affairs of the Trust shall be conducted and transacted under such name, which name shall not refer to the Trustees individually or personally or to the beneficiaries or Shareholders of the Trust, or to any officers, employees or agents of the Trust.

b)
Legal title to all of the properties subject from time to time to this Declaration of Trust shall be transferred to, vested in and held by the Trust in its own name except that the Board shall have the power to cause legal title to any property of the Trust to be held by and/or in the name of any other individual as nominee, on such terms, in such manner and with such powers as the Board may determine, provided that the interest of the Trust therein is, in the judgment of the Board, appropriately protected.

c)
The Trust shall have the authority to operate under an assumed name or names in such state or states or any political subdivision thereof where it would not be legal, practical or convenient to operate in the name of the Trust.  The Trust shall have the authority to file such assumed name certificates or other instruments in such places as may be required by applicable law to operate under such assumed name or names.

Section 2.  Principal Office.  The principal office of the Trust is 12 South Main Street, Minot, North Dakota.  The Trust may have such other offices or places of business within or without the State of North Dakota as the Board may from time to time determine.

Section 3.  Nature of Trust.  The Trust is a real estate investment trust under Chapter 10-34 and under the Code.  The Trust is not intended to be, shall not be deemed to be, and shall not be treated as, a general partnership, limited partnership, joint stock association or, except as provided in Section 2 of Article V, a corporation.  The Shareholders shall be beneficiaries in such capacity and in accordance with the rights conferred on them hereunder.

Section 4.  Powers and Purposes.  The Trust shall have all of the powers provided in Chapter 10-34, as amended, and shall have such additional powers as are not inconsistent with, and are appropriate with respect to, the purposes of the Trust as set forth in this Declaration of Trust.  The purposes of the Trust are to purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property and to invest in notes, bonds and other obligations secured by mortgages on real property, and in general, to do all other things in connection with the foregoing and to have and exercise all powers conferred by North Dakota law, and to do any or all of the things set forth herein to the same extent as natural persons might or could do.  It is intended that the business of the Trust shall be conducted so that the Trust will qualify (so long as such qualification, in the opinion of the Board, is advantageous to the Shareholders) as a REIT.

Section 5.  Conflicts of Interest.  Any transactions between the Trust and any Trustee or any Affiliate thereof shall be approved:  (i) by a majority of the Trustees (whether or not constituting a quorum for the transaction of business) not otherwise interested in such transactions as being fair and reasonable to the Trust; and (ii) by a majority of the Independent Trustees not otherwise interested in such transactions as being fair and reasonable to the Trust.  In no event shall the Trust (or any Affiliate) purchase any asset from any Trustee (or any Affiliate) at a cost exceeding the current appraised value of said asset.  In no event shall the Trust (or any Affiliate) sell any asset to any Trustee (or any Affiliate) at a cost less than the current appraised value of said asset.

Section 6.  Definitions.  For purposes of this Declaration of Trust, the following terms shall have the following meanings:

a)	“Affiliate” means any one of the following:

i.	Any person or entity directly or indirectly owning, controlling, or holding, with power to vote ten percent (10%) or more of the outstanding voting securities of such entity.

ii.	Any entity ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such person or entity.

iii.	Any person or entity directly or indirectly controlling, controlled by, or under common control with such other person or entity.

iv.	Any executive officer, director, trustee, or general partner of such other person or entity.

v.	Any entity for which such person or entity acts as an executive officer, director, Trustee or general partner.

b)
"Beneficial Ownership" means, except as provided below in the following sentence, ownership of Shares by a Person (whether or not treated as an individual for purposes of Section 544 of the Code) who is or would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  "Beneficial Ownership" shall also mean beneficial ownership as defined under Rule 13(d) under the Securities Exchange Act of 1934, as amended, and, with respect to such meaning, Beneficial Ownership by any Person shall include Beneficial Ownership by other Persons who are part of the same group as the original Person for purposes of such Rule 13(d).  The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have correlative meanings.

c)
"Charitable Beneficiary" means an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the Excess Share Trust.

d)	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

e)
"Constructive Ownership" means ownership of Shares by a Person who would be treated as an owner of such Shares, either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms "Constructive Owner," "Constructively Owns," "Constructively Owning" and "Constructively Owned" shall have correlative meanings.

f)	"Excess Shares" means Shares resulting from an exchange described in subsection (b) of Article II, Section 5.

g)	"Excess Share Trust" means the trust created pursuant to subsections (b) and (n) of Article II, Section 5.

h)
"Excess Share Trustee" means a person, who shall be unaffiliated with the Trust, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board as the trustee of the Excess Share Trust.

i)
"Market Price" means the last reported sales price reported on the NASDAQ National Market (or such other similar exchange on which the Shares are listed and sold) for Shares on the trading day immediately preceding the relevant date, or if not then traded on the NASDAQ National Market (or such other similar exchange on which the Shares are listed and sold), the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board.

j)	"Non-U.S. Person" means a Person other than a U.S. Person.

k)
"Ownership Limit" shall initially mean 9.8%, in number of Shares or value, of the outstanding Shares, and, after any adjustment as set forth in subsection (i) of Article II, Section 5, means such lesser or greater percentage of the outstanding Shares as so adjusted.  The number and value of the outstanding Shares of the Trust shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

l)
"Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

m)
"Purported Beneficial Transferee" means, with respect to any purported Transfer that results in Excess Shares, as defined in subsection (b) of Article II, Section 5, the beneficial holder of such Shares, if such Transfer had been valid under subsection (a) of Article II, Section 5.

n)
"Purported Record Transferee" means, with respect to any purported Transfer that results in Excess Shares, as defined in subsection (b) of Article II, Section 5, the record holder of such Shares, if such Transfer had been valid under subsection (a) of Article II, Section 5.

o)	"REIT" means a real estate investment trust under Section 856 of the Code.

p)
"REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

q)
"Restriction Period" shall mean the time period from and including the date of the adoption of the ownership restrictions contained in Section 5 hereof, which shall be deemed to occur upon the Board’s adoption of this Third Restated Declaration of Trust, until the Board determines that it is no longer in the best interests of the Trust to continue to qualify as a REIT.

r)	"Shares" means the shares of beneficial interest of the Trust as may be authorized and issued from time to time pursuant to this Declaration of Trust.

s)
"Transfer" means any sale, transfer, gift, assignment, devise or other disposition of Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of such Shares, (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for such Shares, but excluding the exchange of Units, debt or any security of the Trust for such Shares and (iii) any transfer or other disposition of any interest in such Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.  The terms "Transfers" and "Transferred" shall have correlative meanings.

t)
"Units" means units or other equity interests of any partnership or other entity (which for purposes of the provisions hereof shall include IRET Properties, a North Dakota Limited Partnership) that are convertible into or exchangeable for Shares or in respect of which any Shares may be issued in satisfaction of a unitholder's redemption right.

u)	"U.S. Person" means a person defined as a "United States Person" in Section 7701(a)(30) of the Code.

ARTICLE II.  SHARES

Section 1.  Shares of Beneficial Interest.  The interests of the Shareholders shall be divided into shares of beneficial interest that shall be known collectively as "Shares."  All Shares shall be validly issued, fully paid and non-assessable by the Trust upon receipt of full consideration for which they have been issued.  Each holder of Shares shall as a result thereof be deemed to have agreed to and be bound by the terms of this Declaration of Trust.  The number of Shares authorized or issued hereunder shall be unlimited.  The Shares may be issued for such consideration as the Trustees deem advisable.  The Trustees are hereby expressly authorized at any time, and from time to time, to provide for the issuance of Shares upon such terms and conditions and pursuant to such agreements as the Trustees may determine.  The Trustees shall have the authority to establish by resolution more than one class or series of Shares and to fix the relative rights and preferences of such different classes or series.  Any resolution of the Trustees establishing more than one class or series of Shares and fixing the relative rights and preferences of such different classes or series shall become part of this Declaration of Trust.  Unless and until more than one class or series of Shares is established by the Trustees, all Shares shall be without par value; shall be of the same class; shall have equal non-cumulative voting rights at the rate of one vote per Share; shall have equal dividend, distribution, liquidation and other rights; shall have no preference, conversion, exchange, sinking fund or redemption rights; and shall be fully paid and non-assessable.  Ownership of Shares shall be evidenced by certificates, provided, however, that, notwithstanding anything to the contrary in this Article II, the Board of Trustees may authorize the issue of some or all of the shares of any or all classes or series of Shares of the Trust without certificates. This authorization shall not affect Shares already represented by certificates until such certificates are surrendered to the Trust. Every holder of uncertificated Shares shall be entitled to receive, within a reasonable time after the issuance or transfer of uncertificated Shares, a statement of holdings as evidence of Share ownership.  Every Shareholder shall be entitled to receive, upon request, a certificate, in such form as the Trustees shall from time to time approve, specifying the number of Shares held by such Shareholder.

Section 2.  Sale of Shares.  The Board, in its discretion, may from time to time issue or sell Shares, or contract to issue or sell Shares, to such party or parties and for such consideration, as allowed by law, at such time or times, and on such terms as the Board may deem appropriate.  In connection with any issuance of Shares, the Board, in its discretion, may provide for the issuance of fractional Shares or the Board may, in its discretion, or if it sees fit at the option of each holder, provide for the adjustment of fractions in cash.  Except as may be provided in this Declaration of Trust or in any agreement between the Trust and any of its Shareholders, the Shareholders shall have no preemptive rights of any kind whatsoever (including, but not limited to, the right to purchase or subscribe for or otherwise acquire any Shares of the Trust of any class, whether now or hereafter authorized, or any securities or obligations convertible into or exchangeable for, or any right, warrant or option to purchase such Shares, whether or not such Shares are issued and/or disposed of for cash, property or other consideration of any kind).

Section 3.  General Nature.  All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust (including any resolutions creating classes or series of Shares).  The legal ownership of the property of the Trust is exclusively vested in the Trust and the right to conduct the business of the Trust is vested exclusively in the Trustees; the Shareholders shall have no interest therein other than the beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of its property.  The death, liquidation or termination of a Shareholder shall not terminate the Trust or give his, her or its legal representative or other successor in interest any rights against other Shareholders, the Trustees or the Trust property, except the right, exercised in accordance with applicable provisions of the Trust's Bylaws (the "Bylaws"), to receive a new certificate for Shares in exchange for the certificate held by the deceased, liquidated or terminated Shareholder.

Section 4.  Acquisition of Shares.  The Trust may repurchase or otherwise acquire its own Shares at such price or prices as may be determined by the Board, and, for such purpose, the Trust may create and maintain such reserves as are deemed necessary and proper.  Shares issued hereunder and purchased or otherwise acquired for the account of the Trust shall not, so long as they belong to the Trust, either receive distributions (except that they shall be entitled to receive distributions payable in Shares of the Trust) or be voted at any meeting of the Shareholders.  In the discretion of the Board any such Shares may be disposed of by the Board at such time or times, to such party or parties, and for such consideration, as the Board may deem appropriate, or may be returned to the status of authorized but unissued Shares of the Trust.

Section 5.  Transferability; Transfer Restrictions and Ownership Limitations of Shares.  Shares in the Trust shall be transferable (subject to the further provisions of this Section 5) in accordance with the procedures prescribed from time to time in the Bylaws.  The person in whose name Shares are registered on the books of the Trust shall be deemed the absolute owner thereof and, until a transfer is effected on the books of the Trust, the Board shall not be affected by any notice, actual or constructive, of any transfer.  Any issuance, redemption or transfer of Shares that would operate to disqualify the Trust as a REIT, shall be null and void ab initio.

a)	Ownership Limitation:

i.
Except as provided in subsections (j) and (s) of this Section 5 and subject to subsection (a)(vii) of thisSection 5, during the Restriction Period, no Person or Persons acting as a group shall Beneficially Own Shares in excess of the Ownership Limit.

ii.
Except as provided in subsections (j) and (s) of this Section 5 and subject to subsection (a)(vii) of this Section 5, during the Restriction Period, any Transfer that, if effective, would result in any Person Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of Shares that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

iii.
Except as provided in subsections (j) and (s) of this Section 5 and subject to subsection (a)(vii) of this Section 5, during the Restriction Period, any Transfer that, if effective, would result in Shares being beneficially owned (as provided in Section 856(a) of the Code) by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of Shares that would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.

iv. Except as provided in subsection (j) of this Section 5 and subject to subsection (a)(vii) of this Section 5, during the Restriction Period, any Transfer that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of Shares that would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

v.
Subject to subsection (a)(vii) of this Section 5, during the Restriction Period, any Transfer to a Non-U.S. Person shall be void ab initio as to the Transfer of such Shares if, as a result of such Transfer, the fair market value of Shares owned directly or indirectly by Non-U.S. Persons would comprise 50% or more of the fair market value of the issued and outstanding Shares of the Trust; and such Non-U.S. Person shall acquire no rights in such Shares.

vi
Subject to subsection (a)(vii) of this Section 5, during the Restriction Period, any Transfer that, if effective, would result in the disqualification of the Trust as a REIT by virtue of actual, Beneficial or Constructive Ownership of Shares shall be void ab initio as to such portion of the Transfer that would cause such disqualification; and the intended transferee shall acquire no rights in such Shares.

vii
Nothing contained in this Section 5 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ National Market (or such other similar exchange on which the Shares are listed and sold).  The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 5, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 5.

b)	Excess Shares.

i.
Notwithstanding the other provisions contained in this Section 5, if, during the Restriction Period, there is a purported Transfer that is not void ab initio pursuant to subsection (a) of this Section 5 such that any Person would Beneficially Own Shares in excess of the Ownership Limit, then, except as otherwise provided in subsection (j) of this Section 5, Shares directly owned by such Person, shall be automatically exchanged for an equal number of Excess Shares until such Person does not Beneficially Own Shares in excess of the Ownership Limit.  Such exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer.  If, after exchanging all of the Shares owned directly by a Person, such Person still Beneficially Owns Shares in excess of the Ownership Limit, Shares owned by such Person constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, shall be exchanged for an equal number of Excess Shares until such Person does not Beneficially Own Shares in excess of the Ownership Limit.  If such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata.

ii.
Notwithstanding the other provisions contained in this Section 5, if, during the Restriction Period, there is a purported Transfer or any sale, transfer, gift, assignment, devise or other disposition of Shares or other interests of a direct or indirect Shareholder of the Trust that is not void ab initio pursuant to subsection (a) of this Section 5 and that, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then any Shares being Transferred that would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares and be treated as provided in this Section 5.  Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer.  If, after the exchange of any such Shares, the Trust is still "closely held" within the meaning of Section 856(h) of the Code, any individual whose Beneficial Ownership of Shares in the Trust increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect Shareholder of the Trust or any other event and is one of the five individuals who caused the Trust to be "closely held" within the meaning of Section 856(h) of the Code, shall exchange Shares owned directly for an equal number of Excess Shares until the Trust is not "closely held" within the meaning of Section 856(h) of the Code.  If similarly situated individuals exist, the exchange shall be pro rata.  If, after applying the foregoing provisions, the Trust is still "closely held" within the meaning of Section 856(h) of the Code, then any Shares constructively owned by such individuals shall be exchanged for Excess Shares, on a pro rata basis among similarly situated individuals, until the Trust is not "closely held" within the meaning of Section 856(h) of the Code.

iii.
If, during the Restriction Period, an event other than a purported Transfer (an "Event") occurs that would cause any Person to Beneficially Own Shares in excess of the Ownership Limit, then, except as otherwise provided in subsection (j) of this Section 5, Shares Beneficially Owned by such Person shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership.  Such exchange shall be effective as of the close of business on the business day prior to the date of the Event.  In determining which Shares are exchanged, Shares Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any Shares not so held are exchanged.  If similarly situated Persons exist, the exchange shall be pro rata.  If any Person is required to exchange Shares pursuant to this subsection (b)(iii), such Person shall first exchange Shares directly held by such Person before exchanging Shares owned constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  If such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata.

iv.
If, during the Restriction Period, an Event occurs that would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then Shares Beneficially Owned by any Person shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership.  Such exchange shall be effective as of the close of business on the business day prior to the date of the Event.  In determining which Shares are exchanged, Shares Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any Shares not so held are exchanged.  If similarly situated Persons exist, the exchange shall be pro rata.  If any Person is required to exchange Shares pursuant to this subsection (b)(iv), such Person shall first exchange Shares directly held by such Person before exchanging Shares owned constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  If any Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata.

v.
If, notwithstanding the other provisions contained in this Article II, there is a purported Transfer that is not void ab initio pursuant to subsection (a) of this Section 5 to (A) a Non-U.S. Person or (B) a U.S. Person whose Shares would be treated as owned indirectly by a Non-U.S. Person, then any Shares being Transferred that would result in the fair market value of Shares owned directly or indirectly by Non-U.S. Persons comprising 50% or more of the fair market value of the issued and outstanding Shares of the Trust shall be automatically exchanged for an equal number of Excess Shares and be treated as provided in this Section 5.  Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

vi.
If, notwithstanding the other provisions contained in this Article II, there is an event other than those described in subsection (b)(v) of this Section 5 (a "Non-U.S. Event") that would result in the fair market value of Shares owned directly or indirectly by Non-U.S. Persons comprising 50% or more of the fair market value of the issued and outstanding Shares of the Trust, then Shares owned directly or indirectly by Non-U.S. Persons shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership.  Such exchange shall be effective as of the close of business on the business day prior to the date of the Non-U.S. Event.  In determining which Shares are exchanged, Shares owned directly or indirectly by any Non-U.S. Person who caused the Non-U.S. Event to occur shall be exchanged before any Shares not so held are exchanged.  If similarly situated Persons exist, the exchange shall be pro rata.  If the Non-U.S.

Event was not caused by a Non-U.S. Person, Shares owned directly or indirectly by Non-U.S. Persons shall be chosen by random lot and exchanged for Excess Shares until Non-U.S. Persons do not own directly or indirectly 50% or more of the issued and outstanding Shares.

vii.
Notwithstanding the other provisions contained in this Section 5, if, during the Restriction Period, there is a purported Transfer or any sale, transfer, gift, assignment, devise or other disposition of Shares or other interests of a direct or indirect Shareholder of the Trust that, if effective, would result in the disqualification of the Trust as a REIT by virtue of actual, Beneficial or Constructive Ownership of Shares, then any Shares being Transferred that would result in such disqualification shall be automatically exchanged for an equal number of Excess Shares and shall be treated as provided in this Section 5.  Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

viii.
If, during the Restriction Period, notwithstanding the other provisions contained in this Section 5, there is an event (a "Prohibited Owner Event") that would result in the disqualification of the Trust as a REIT by virtue of actual, Beneficial or Constructive Ownership of Shares, then Shares that would result in the disqualification of the Trust shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to avoid such disqualification.  Such exchange shall be effective as of the close of business on the business day prior to the date of the Prohibited Owner Event.  In determining which Shares are exchanged, Shares owned directly or indirectly by any Person who caused the Prohibited Owner Event to occur shall be exchanged before any Shares not so held are exchanged.  If similarly situated Persons exist, the exchange shall be pro rata.  If the Trust is still disqualified, Shares owned directly or indirectly by Persons who did not cause the Prohibited Owner Event to occur shall be chosen by random lot and exchanged for Excess Shares until the Trust is no longer disqualified as a REIT.

c)
Prevention of Transfer.  If the Board or its designee shall at any time determine in good faith that a Transfer has taken place in violation of subsection (a) of this Section 5 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) of any Shares in violation of subsection (a) of this Section 5, the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subsection (a) of this Section 5 shall automatically result in the designation and treatment described in subsection (b) of this Section 5, irrespective of any action (or non-action) by the Board.

d)
Notice to Trust.  Any Person who acquires or attempts to acquire Shares in violation of subsection (a) of this Section 5, or any Person who is a transferee such that Excess Shares result under subsection (b) of this Section 5, shall immediately give written notice or, with respect to a proposed or attempted Transfer, give at least thirty (30) days' prior written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust's status as a REIT.

e)	Information for Trust. During the Restriction Period:

i.
Every Beneficial Owner of more than 5% (or such other percentage, between 0.5% and 5%, as provided in the income tax regulations promulgated under the Code) of the number of outstanding Shares of the Trust shall, within thirty (30) days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned and a description of how such Shares are held; and each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT; and

ii.
Each Person who is a Beneficial Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner, shall provide to the Trust in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Trust's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

f)
Other Action by Board.  Subject to subsection (a) of this Section 5, nothing contained in this Section 5 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT.

g)
Ambiguities.  In the case of an ambiguity in the application of any of the provisions of this Section 5, including any definition set forth in Article I, Section 6, the Board shall have the power to determine the application of the provisions of this Section 5 with respect to any situation based on the facts known to it.

h)
Increase or Decrease in Ownership Limit.  Subject to the limitations provided in subsection (i) of this Section 5, the Board may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

i)	Limitations on Changes in Ownership Limits.

i.
The Ownership Limit may not be increased if, after giving effect to such increase, five individual Beneficial Owners of Shares could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Shares.

ii.
Prior to the modification of any Ownership Limit pursuant to subsection (h) of this Section 5, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

j)
Waivers by the Board.  The Board, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel to the effect that such exemption will not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or such other evidence as the Board deems necessary in its sole discretion, may exempt, on such conditions and terms as the Board deems necessary in its sole discretion, a Person from the Ownership Limit if the Board obtains such representations and undertakings from such Person as the Board may deem appropriate and such Person agrees that any violation or attempted violation shall result in, to the extent necessary, the exchange of Shares held by such Person for Excess Shares in accordance with subsection (b) of this Section 5.

k)	Legend. Each certificate for Shares shall bear substantially the following legend:

"The securities represented by this certificate are subject to restrictions on ownership and transfer for purposes of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.  Except as otherwise provided pursuant to the Amended and Restated Declaration of Trust of the Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding Shares of the Trust.  Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Trust in writing at least thirty (30) days prior to such proposed or attempted Transfer.  In addition, Share ownership by and transfers of Shares to Non-U.S. Persons are subject to certain restrictions.  If the restrictions on transfer are violated, the securities represented hereby shall be designated and treated as Excess Shares that shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.  All capitalized terms in this legend have the meanings defined in the Amended and Restated Declaration of Trust of the Trust, a copy of which, including the restrictions on transfer, shall be furnished to each Shareholder on request and without charge."

l)
Severability.  If any provision of this Section 5 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

m)
Transfer of Excess Shares.  Upon any purported Transfer that results in Excess Shares pursuant to subsection (b) of this Section 5, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary or Charitable Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to subsection (b) of this Section 5.  Excess Shares so held in trust shall be issued and outstanding Shares of the Trust.  The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in subsection (q) of this Section 5.  The Excess Share Trustee shall receive reasonable compensation for his or her work, and the reimbursement of any reasonable expenses; said compensation and reimbursement shall be paid out of the proceeds generated by distributions upon, or if necessary the sale of, the Excess Shares.

n)
Distributions on Excess Shares.  Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary.  Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (i) the amount of any distribution made upon liquidation, dissolution or winding up or (ii) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust.  Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Excess Share Trust for the benefit of the Charitable Beneficiary.

o)
Voting of Excess Shares.  The Excess Share Trustee shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter.  Any vote taken by a Purported Record Transferee prior to the discovery by the Trust that the Excess Shares were held in trust shall, subject to applicable law, be rescinded ab initio, provided, however, that if the Trust has taken irreversible action, a vote need not be rescinded.  The owner of the Excess Shares shall be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

p)
Non-Transferability of Excess Shares.  Excess Shares shall be transferable only as provided in this subsection (p).  At the direction of the Board, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a Person whose ownership of the Shares will not violate the Ownership Limit.  If Shares were transferred to the Excess Share Trustee pursuant to subsection (b)(i), (b)(ii), (b)(iii) or (b)(iv) of this Section 5, at the direction of the Board, the Excess Share Trustee shall transfer the Shares held by the Excess Share Trustee to a Person who makes the highest offer for the Excess Shares and pays the purchase price and whose ownership of the Shares will not violate the Ownership Limit.  If Shares were transferred to the Excess Shares Trustee pursuant to subsection (b)(v) or (b)(vi) of this Section 5, at the direction of the Board, the Excess Share Trustee shall transfer the Shares held by the Excess Share Trustee to the U.S. Person who makes the highest offer for the Excess Shares and pays the purchase price.  If such a transfer is made to a Person, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary.  The Purported Record Transferee shall receive (i) the lesser of (A) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, and (B) the price received by the

Excess Share Trust from the sale or other disposition of the Shares minus (ii) any dividend paid or distribution paid to the Purported Record Transferee that the Purported Record Transferee was under an obligation to repay to the Excess Share Trustee but has not repaid to the Excess Share Trustee at the time of the distribution of the proceeds, and minus (iii) any compensation and expense reimbursement paid to the Excess Share Trustee pursuant to subsection (m) of this Section 5.  Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary.  Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Trust must have waived in writing its purchase rights under subsection (r) of this Section 5.  It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section 5 against the Charitable Beneficiary.

q)
Acting as Agent.  If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Trust.

r)
Call by Trust on Excess Shares.  Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price of the Shares to which such Excess Shares relate on the date the Trust, or its designee, accepts such offer (the "Redemption Price").  The Trust shall have the right to accept such offer for a period of 90 days after the later of (A) the date of the Transfer that resulted in such Excess Shares and (B) the date the Board determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to subsection (d) of this Section 5, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of subsection (p) of this Section 5.  Unless the Board determines that it is in the interests of the Trust to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board at any time up to but not later than five years after the date the Trust accepts the offer to purchase the Excess Shares.  In no event shall the Trust have an obligation to pay interest to the Purported Record Transferee.

s)
Underwritten Offerings.  The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering, provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

ARTICLE III.  SHAREHOLDERS

Section 1.  Meetings.

a)
There shall be an annual meeting of Shareholders at such time and place, either within or without the State of North Dakota, as the Board shall prescribe, at which Trustees shall be elected or re-elected and any other proper business may be conducted.  The annual meeting of Shareholders shall be held upon proper notice at a convenient location and within a reasonable period following delivery of the annual report.  Special meetings of Shareholders may be called by a majority of the Trustees, or by the Chief Executive Officer of the Trust, and shall be called upon the written request of Shareholders holding in the aggregate not less than 10 percent (10%) of the outstanding Shares entitled to vote in the manner provided in the Bylaws.  If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders for the election of successor Trustees.  Written or printed notice stating the place, date and time of the Shareholders' meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than fifteen (15) nor more than seventy-five (75) days before the day of the meeting either personally or by mail, by or at the direction of the Board or any officer or the person calling the meeting, to each Shareholder of record entitled to vote at such meeting.  No other business than that stated in the notice for a special meeting shall be considered at such meeting.

b)
Thirty-three and one-third percent (33 1/3%) of the outstanding Shares entitled to vote at any meeting represented in person or by proxy shall constitute a quorum at such meeting.  Whenever any action is to be taken by the Shareholders, it shall, except as otherwise required by law or this Declaration of Trust or the Bylaws, be authorized by a majority of Shareholders present in person or by proxy at a meeting at which a quorum is present.

Section 2.  Voting.  At each meeting of Shareholders, each Shareholder entitled to vote shall have the right to vote, in person or by proxy in any manner permitted under North Dakota law, such number of votes per Share owned by him or her as reflects the voting power of such Shares on each matter on which the vote of the Shareholders is taken.  In any election of Trustees in which more than one vacancy is to be filled, each Shareholder may vote such number of votes per Shares owned by him or her as reflects the voting power of such Shares for each vacancy to be filled as to which such Shares are entitled to vote.  There shall be no right of cumulative voting.   Except (i) to the extent provided otherwise in this Declaration of Trust, as amended and restated from time to time (including any resolution of the Trustees establishing more than one class or series of Shares and fixing the relative rights and preferences of such different classes or series) or (ii) as otherwise provided by law, each outstanding Share, regardless of class or series, shall be entitled to one vote on each matter submitted to a vote at a meeting of Shareholders.

Section 3.  Distributions.  The Board may from time to time pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in securities of the Trust or from any other source as the Board in its discretion shall determine.  The Board shall endeavor to authorize the Trust to pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the REIT Provisions of the Code (so long as such qualification, in the opinion of the Board, is in the best interests of the Shareholders); however, Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board.  The exercise of the powers and rights of the Board pursuant to this Section 3 shall be subject to the provisions of any class or series of Shares at the time outstanding and to applicable law.  The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability with respect to the application thereof.

Section 4.  Annual Report.  The Trust shall prepare an annual report concerning its operations for the preceding fiscal year.  The annual report shall be mailed or delivered to all Shareholders as of a record date after the end of the fiscal year, within one hundred twenty (120) days after the end of the fiscal year.

Section 5.  Inspection Rights.  Any Shareholder and any designated representative thereof shall be permitted access during normal business hours, upon reasonable notice, to the following records of the Trust:

a)
An alphabetical list of the names and addresses of the Shareholders of the Trust along with the number of Shares held by each of them (the "Shareholder List") shall be maintained and shall be available for inspection by any Shareholders or the Shareholders' designated agent at the Trust’s principal office upon the request of the Shareholder;

b)	The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein;

c)
A copy of the Shareholder List shall be mailed to any Shareholder requesting the Shareholder List within thirty (30) days of the request.  The copy of the Shareholder List shall be printed in alphabetical order in a readily readable type size.  A reasonable charge for copy work may be charged by the Trust;

d)	Demand of inspection shall be made in writing to the Chief Executive Officer or to the Secretary of the Trust at the principal office of the Trust;

e)
The purposes for which a Shareholder may request a copy of the Shareholder List include without limitation matters relating to Shareholders' voting rights under this Declaration of Trust, and the exercise of Shareholders' rights under federal proxy laws; and

f)
If the Trust neglects or refuses to exhibit, produce, or mail a copy of the Shareholder List as requested, then the Trust may be liable to any Shareholder requesting the list for the costs incurred by that Shareholder for compelling the production of the Shareholder List.  It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of Shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Shareholder relative to the affairs of the Trust.  The Trust may require the Shareholder requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the Shareholder’s interest in the Trust.  The remedies provided hereunder to Shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to Shareholders under federal law, or the laws of North Dakota.

Section 6.  Nonliability and Indemnification.  Shareholders shall not be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Trust or the Board and shall be under no obligation to the Trust or its creditors with respect to their Shares other than the obligation to pay to the Trust the full amount of the consideration for which the Shares were issued or to be issued.  The Shareholders shall not be liable to assessment and the Board shall have no power to bind the Shareholders personally.  The Trust shall indemnify and hold each Shareholder harmless from and against all claims and liabilities, whether they proceed to judgment or are settled or otherwise brought to a conclusion, to which such Shareholder may become subject by reason of his or her being or having been a Shareholder, and shall reimburse such Shareholder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability; provided, however, that such Shareholder must give prompt notice as to any such claims or liabilities or suits and must take such action as will permit the Trust to conduct the defense thereof.  The rights accruing to a Shareholder under this

Section 6 shall not exclude any other right to which such Shareholder may be lawfully entitled, nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse a Shareholder in any appropriate situation even though not specifically provided herein; provided, however, that the Trust shall have no liability to reimburse Shareholders for taxes assessed against them by reason of their ownership of Shares, nor for any losses suffered by reason of changes in the market value of securities of the Trust.  No amendment to this Declaration of Trust increasing or enlarging the liability of the Shareholders shall be made without the unanimous vote or written consent of all of the Shareholders.

Section 7.  Notice of Nonliability.  The Board shall use every reasonable means to assure that all persons having dealings with the Trust shall be informed that the private property of the Shareholders and the Trustees shall not be subject to claims against and obligations of the Trust to any extent whatever.

ARTICLE IV.  THE TRUSTEES

Section 1.  Number, Qualification, Compensation and Term.

a)
The Board shall be comprised of not less than five (5) nor more than fifteen (15) Trustees.  The number of Trustees may be changed from time to time by resolution of the Board within the limits provided in the preceding sentence.  Trustees may succeed themselves in office.  Trustees shall be natural persons who are at least 21 years old.

b)	The term of office of each Trustee shall be for one year and shall extend from the date of his election or appointment until the election and qualification of his successor by the Shareholders.

c)
No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term.  Whenever a vacancy among the Trustees shall occur, until such vacancy is filled as provided in Section 4, the Trustee or Trustees continuing in office, regardless of their number, shall have all of the powers granted to the Board and shall discharge all of the duties imposed on the Board by this Declaration of Trust.

d)	No Trustee shall be required to give bond, surety or securities to secure the performance of his or her duties or obligations hereunder.

e)	The Trustees shall receive such fees for their services and expenses as they shall deem reasonable and proper. A majority of the Trustees shall not be officers or employees of the Trust.

f)	The records of the Trust shall be revised to reflect the names, classes and addresses of the current Trustees, at such times as any change has occurred.

Section 2.  Independent Trustees.

a)
A majority of the Trustees shall be Independent Trustees.  An “Independent Trustee” shall be defined as a Trustee who is not currently associated with the Trust, either directly or indirectly, and who has not been associated with the Trust, either directly or indirectly, within the last two years.

b)	A Trustee shall be deemed to be associated with the Trust if the Trustee:

i.	Is employed by the Trust; or

ii.	Is an officer of the Trust; or

iii.	Performs direct or indirect services, other than as a Trustee, for the Trust; or

iv.	Has any material business or professional relationship with the Trust.

c)
For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Trustee from the Trust shall be deemed material per se if it exceeds 5% of the prospective Independent Trustee’s:

i.	Annual gross revenue, derived from all sources, during either of the last two years; or

ii.	Net worth, on a fair market value basis.

d)
An indirect relationship shall include, without limitation, circumstances in which a Trustee's spouse, parent, child, sibling, mother/fathers-in-law, son/daughter-in-law, or brother/sister-in-law is or has been associated with the Trust.

e)	For purposes of this Section 2, the definition of “Trust” shall include any Affiliate of the Trust, and the definition of “Trustee” shall include any Affiliate of the Trustee.

f)
In the event any regulatory body to which the Trust is subject (e.g., SEC, NASD) imposes by rule or regulation more stringent requirements governing whether a Trustee is an “Independent” Trustee, the Board may incorporate any such more stringent requirements into the Bylaws, and said requirements shall be by this reference incorporated into this Section 2.  However, in no event shall the Bylaws reduce or evade the requirements defining “Independent Trustees” as originally set forth in this Section 2.

Section 3.  Resignation, Removal and Death.  A Trustee may resign at any time by giving written notice thereof to the Trust and to the other Trustees at the principal office of the Trust.  The acceptance of a resignation shall not be necessary to make it effective.  A Trustee may be removed with or without cause (i) by the Shareholders by the affirmative vote of Shareholders holding Shares possessing not less than two-thirds of the voting power of Shares then outstanding and entitled to vote thereon, or (ii) by the Trustees then in office by a two-thirds vote (which action shall be taken only by vote at a meeting and not by authorization without a meeting, notwithstanding anything in Section 5 of this Article IV to the contrary), provided, however, that an Independent Trustee may only be removed by the other Independent Trustees then in office by a two-thirds vote of such other Independent Trustees and, in the case of any Trustees elected by holders of a class or series of preferred Shares, such Trustee may be removed without cause by the affirmative vote of Shareholders holding Shares possessing not less than two-thirds of the voting power of such class or series of preferred Shares.  Upon the resignation or removal of any Trustee, he or she shall execute and deliver such documents and render such accounting as the remaining Trustee or Trustees shall require and shall thereupon be discharged as Trustee.  Upon the incapacity or death of any Trustee, his or her status as a Trustee shall immediately terminate, and his or her legal representatives shall perform the acts set forth in the preceding sentence.

Section 4.  Vacancies.  The resignation, removal, incompetency or death of any or all of the Trustees shall not terminate the Trust or affect its continuity.  During a vacancy, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder.  Whenever there shall be a vacancy or vacancies among the Trustees (including vacancies resulting from an increase in the number of Trustees), such vacancy or vacancies shall be filled (i) by the Shareholders at a special meeting of Shareholders called for such purpose, (ii) by the Shareholders by written consent, (iii) by the Trustee or Trustees then in office (provided that a vacancy among the Independent Trustees can only be filled by a majority of the remaining Independent Trustees and a vacancy among the Trustees elected by a class or series of preferred Shares can only be filled by a majority of the remaining Trustees elected by that class or series of preferred Shares or by the affirmative vote of Shareholders holding Shares possessing not less than two-thirds of the voting power of such class or series of preferred Shares) or (iv) by the Shareholders at the next annual meeting of Shareholders.  Any Trustee elected by the Shareholders shall hold office for the balance of the unexpired term of the Trustee whom they are replacing or whose vacancy they are filling (or in the case of a vacancy created by an increase in the number of Trustees, for the balance of the unexpired term of Trustees of the same class of Trustees).  Any Trustee appointed by the remaining Trustee or Trustees to fill vacancies shall hold office until the next annual meeting of Shareholders and until his or her successor is elected and qualifies.

Section 5.  Meetings and Action Without a Meeting.  The Board may act with or without a meeting.  Except as otherwise provided herein, any action of a majority of Trustees present at a duly convened meeting of the Board shall be conclusive and binding as an action of the Board.  A quorum for meetings of the Board shall be a majority of all of the Trustees in office.  Action may be taken without a meeting in any manner and by any means permitted by law, but only by unanimous consent of all of the Trustees in office and shall be evidenced by a written certificate or instrument signed by all of the Trustees in office.  Any action taken by the Board in accordance with the provisions of this Section 5 shall be conclusive and binding on the Trust, the Trustees and the Shareholders, as an action of all of the Trustees, collectively, and of the Trust.  Any deed, mortgage, evidence of indebtedness or other instrument, agreement or document of any character, whether similar or dissimilar, executed by one or more of the Trustees, when authorized at a meeting or by written authorization without a meeting in accordance with the provisions of this Section 5, shall be valid and binding on the Trustees, the Trust and the Shareholders.

Section 6.  Authority.  The Trustees shall have absolute and exclusive control over the management and conduct of the business affairs of the Trust, free from any power or control on the part of the Shareholders, subject only to the express limitations in this Declaration of Trust.

Section 7.  Powers.  The Board shall have all of the powers necessary, convenient or appropriate to effectuate the purposes of the Trust and may take any action that it deems necessary or desirable and proper to carry out such purposes.  Any determination of the purposes of the Trust made by the Board in good faith shall be conclusive.  In construing the provisions of this Declaration of Trust, the presumption shall be in favor of the grant of powers to the Board.  Without limiting the generality of the foregoing, the Board's powers on behalf of the Trust shall include, but not limited to, the following:

a)
To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust or otherwise, mortgage, sell, acquire on lease, hold, manage, improve, lease to others, option, exchange, release and partition real estate interests of every nature, including freehold, leasehold, mortgage, ground rent and other interests therein; and to erect, construct, alter, repair, demolish or otherwise change buildings, structures and other improvements of every nature.

b)
To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust or otherwise, option, sell and exchange stocks, bonds, notes, certificates of indebtedness and securities of every nature.

c)
To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust or otherwise, mortgage, sell, acquire on lease, hold, manage, improve, lease to others, option and exchange personal property of every nature.

d)	To hold legal title to property of the Trust in the name of the Trust.

e)
To borrow money for the purposes of the Trust and to give notes or other negotiable or nonnegotiable instruments of the Trust therefore; to enter into other obligations or guarantee the obligations of others on behalf of and for the purposes of the Trust; and to mortgage or pledge or cause to be mortgaged or pledged real and personal property of the Trust to secure such notes, debentures, bonds, instruments or other obligations.

f)	To lend money on behalf of the Trust and to invest the funds of the Trust.

g)	To create reserve funds for such purposes as it deems advisable.

h)	To deposit funds of the Trust in banks and other depositories without regard to whether such accounts will draw interest.

i)
To pay taxes and assessments imposed on or chargeable against the Trust, the Trustees or property of the Trust by virtue of or arising out of the existence, property, business or activities of the Trust.

j)	To purchase, issue, sell or exchange Shares as provided in Article II.

k)
To exercise with respect to property of the Trust, all options, privileges and rights, whether to vote, assent, subscribe or convert, or of any other nature; to grant proxies; and to participate in and accept securities issued under any voting trust agreement.

l)
To participate in any reorganization, readjustment, consolidation, merger, dissolution, sale or purchase of assets, lease or similar proceedings of any corporation, partnership or other organization in which the Trust shall have an interest and in connection therewith to delegate discretionary powers to any reorganization, protective or similar committee and to pay assessments and other expenses in connection therewith.

m)
To engage or employ agents, representatives and employees of any nature, or independent contractors, including, but not limited to, transfer agents for the transfer of Shares in the Trust, registrars, underwriters for the sale of Shares in the Trust, independent certified public accountants, attorneys at law, appraisers and real estate agents and brokers; and to delegate to one or more Trustees, agents, representatives, employees, independent contractors or other persons such powers and duties as the Board deems appropriate.

n)
To determine conclusively the allocation between capital and income of the receipts, holdings, expenses and disbursements of the Trust, regardless of the other allocations that might be considered appropriate in the absence of this provision.

o)	To determine conclusively the value from time to time, and to revalue, the real estate, securities and other property of the Trust by means of independent appraisals.

p)	To compromise or settle claims, questions, disputes and controversies by, against or affecting the Trust.

q)	To solicit proxies of the Shareholders.

r)	To adopt a fiscal year for the Trust and to change such fiscal year in accordance with the REIT Provisions of the Code.

s)	To adopt and use a seal, or to operate without a seal.

t)	To merge the Trust with or into any other trust, corporation or other entity in accordance with law and the other provisions of this Declaration of Trust.

u)
To deal with the Trust property in every way, including joint ventures, partnerships and any other combinations or associations, that it would be lawful for an individual to deal with the same, whether similar to or different from the ways herein specified.

v)	To determine whether or not, at any time or from time to time, to attempt to cause the Trust to qualify for taxation, or to terminate the status of the Trust, as a REIT.

w)
To make, adopt, amend or repeal Bylaws containing provisions relating to the business of the Trust, the conduct of its affairs, its rights or powers and the rights or powers of its Shareholders, Trustees or officers to the extent not inconsistent with law or this Declaration of Trust.

x)
To serve as a trustee of a REIT or of any other entity or to act as a fiduciary, partner, limited partner, manager, member, or in any other representative capacity, as the case may be, with respect to any other entity.

y)
To do all other such acts and things as are incident to the foregoing and to exercise all powers that are necessary or useful to carry on the business of the Trust, to promote any of the purposes of the Trust and to carry out the provisions of this Declaration of Trust.

Section 8.  Right to Own Shares.  A Trustee may acquire, hold and dispose of Shares in the Trust for his or her individual account and may exercise all rights of a Shareholder to the same extent and in the same manner as if he or she were not a Trustee.

Section 9.  Transactions with Trust.  Subject to the provisions of Section 5 of Article I, and to any restrictions in this Declaration of Trust or adopted by the Board in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including, but not limited to, for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of securities of the Trust) with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 10.  Limitation of Liability of Trustees.  To the maximum extent that North Dakota law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages.  Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.  In the absence of any North Dakota statute limiting the liability of trustees of a North Dakota real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 11.  Indemnification of Trustees.  The Trust shall indemnify each Trustee, to the fullest extent permitted by law, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses (including without limitation attorney’s fees), as such expenses are incurred, of each Trustee in connection with any such proceedings.

Section 12.  Persons Dealing with Trustees.  No corporation, person, transfer agent or other party shall be required to examine or investigate the trust, terms or conditions contained in this Declaration of Trust or otherwise applicable to the Trust, and no such corporation, person, transfer agent or other party dealing with the Trustees or with the Trust or Trust property and assets shall be required to see to the application of any money or property paid or delivered to any Trustee, or nominee, agent or representative of the Trust or the Trustees.  A certificate executed by or on behalf of the Trustees or by any other duly authorized representative of the Trust delivered to any person or party dealing with the Trust or Trust property and assets, or, if relating to real property, recorded in the deed records for the county or district in which such real property lies, certifying as to the identity and authority of the Trustees, agents or representatives of the Trust for the time being, or as to any action of the Trustees or of the Trust, or of the Shareholders, or as to any other fact affecting or relating to the Trust or this Declaration of Trust, may be treated as conclusive evidence thereof by all persons dealing with the Trust.  No provision of this Declaration of Trust shall diminish or affect the obligation of the Trustees and every other representative or agent of the Trust to deal fairly and act in good faith with respect to the Trust and the Shareholders insofar as the relationship and accounting among the parties to the Trust is concerned; but no third party dealing with the Trust or with any Trustee, agent or representative of the Trust shall be obliged or required to inquire into, investigate or be responsible for the discharge and performance of such obligation.

Section 13.  Administrative Powers.  The Board shall have the power to pay the expenses of administration of the Trust, including, but not limited to, all legal and other expenses incurred in connection with the preparation and carrying out of the acquisition of properties and the issuance of Shares; and to employ such officers, experts, counsel, managers, salesmen, agents, workmen, clerks and other persons as they deem appropriate.  The Trustees shall determine from time to time that the total fees and expenses of the Trust are reasonable in light of the investment performance of the Trust, and the fees and expenses of other comparable unaffiliated REITs.

Section 14.  Election of Chairman of the Board.  The Board shall annually elect a Chairman of the Board (or two or more Co-Chairmen of the Board).  The Chairman or Co-Chairmen of the Board shall not be deemed to be officers or employees of the Trust solely by serving in such capacity.

Section 15.  Election of Officers.  The Board shall annually elect a Chief Executive Officer, Chief Operating Officer, Chief Financial Officers, President, Senior Vice Presidents, Secretary, Vice Presidents, Treasurer, and such other officers as the Board shall deem proper.  Except as required by law, the officers of the Trust need not be Trustees.  All officers and agents of the Trust shall have such authority and perform such duties in the management of the Trust as may be provided in the Bylaws or as may be determined by the Board not inconsistent with the Bylaws.  Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interest of the Trust will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of any officer or agent shall not of itself create contract rights.  The Board shall fix the compensation of all officers.

Section 16.  Limitation of Liability of Officers.  To the maximum extent that North Dakota law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages.  Neither the amendment nor repeal of this Section 15, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 15, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.  In the absence of any North Dakota statute limiting the liability of officers of a North Dakota real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 17.  Indemnification of Officers and Employees.  The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

Section 18.  Insurance.  Notwithstanding any other provisions of this Declaration of Trust, the Trust, for purposes of providing indemnification for its Trustees, officers, employees and agents, shall have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all Trustees, officers, employees and agents of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees, officers, employees or agents of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under North Dakota law to indemnify such persons against such liability.  Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the Trust or (iv) establish a letter of credit, guaranty or surety arrangement.  Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust.  In the absence of fraud, the judgment of the Board as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating in and approving such insurance or other arrangement shall be beneficiaries thereof.

Section 19.  Committees and Delegation of Powers and Duties.  The Board may, in its discretion, by resolution passed by a majority of the Trustees, designate from among its members one or more committees, which shall consist of one or more Trustees.  The Board may designate one or more Trustees as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them (including, but not limited to, the determination of the type and amount of consideration at which Shares are to be issued).  A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide.  The Board, by resolution passed by a majority of the Trustees, may at any time change the membership of any such committee, fill vacancies on it or dissolve it.  The Bylaws, or a majority of the Trustees, may authorize any one or more of the Trustees, or any one or more of the officers or employees or agents of the Trust, on behalf of the Trust, to exercise and perform any and all powers granted to the Board, and to discharge any and all duties imposed on the Board, and to do any acts and to execute any instruments deemed by such person or persons to be necessary or appropriate to exercise such power or to discharge such duties, and to exercise his or her own judgment in so doing.

ARTICLE V.  TERMINATION AND DURATION

Section 1.  Termination.  Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of Shareholders called for such purpose, by the affirmative vote of Shareholders holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon.  In connection with any termination of the Trust, the Board, upon receipt of such releases or indemnities as they deem necessary for their protection, may

a)	Sell and convert into cash the property of the Trust and distribute the net proceeds among the Shareholders ratably; or

b)
Convey the property of the Trust to one or more persons, entities, trusts or corporations for consideration consisting in whole or in part of cash, shares of stock or other property of any kind, and distribute the net proceeds among the Shareholders ratably, at valuations fixed by the Board, in cash or in kind, or partly in cash and partly in kind.

Upon termination of the Trust and distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and place among the records of the Trust an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the right, title and interest of all Shareholders shall cease and be canceled and discharged.

Section 2.  Organization as a Corporation.  If the Board deems it in the best interests of the Shareholders that the Trust be organized as a corporation under the laws of any state, the Board shall have the power to organize such corporation, or, if permitted by applicable law, convert the Trust into such a corporation, under the laws of such state as it may consider appropriate, in the place and stead of the Trust upon the affirmative vote of Shareholders holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon, in which event the capital stock of such corporation shall be and remain the same as fixed under this Declaration of Trust unless otherwise approved in accordance with this Declaration of Trust and applicable law, and the Shareholders shall receive and accept stock in such corporation on the same basis as they hold Shares in the Trust.

Section 3.  Merger, Consolidation or Sale.  The Trust shall have the power to (i) merge with or into another entity, (ii) consolidate the Trust with one or more other entities into a new entity or (iii) sell or otherwise dispose of all or substantially all of the assets of the Trust; provided that such action shall have been approved by the Board of Trustees and by the Shareholders, at a meeting called for such purpose, by the affirmative vote of Shareholders holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon.

Section 4.  Duration.  Subject to possible earlier termination in accordance with the provisions of this Article V, the duration of the Trust shall be perpetual or, in any jurisdiction in which such duration is not permitted, then the Trust shall terminate on the latest date permitted by the law of such jurisdiction.

ARTICLE VI.  AMENDMENTS

Section 1.  Amendment by Shareholders.  Except as otherwise provided in this Article VI, in Section 1 of Article II, and in Article IV, this Declaration of Trust may be amended only by the affirmative vote or written consent of Shareholders holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon after approval of a majority of the entire Board.  This Declaration of Trust can be amended without approval of the Board, at a meeting called for such purpose, by the affirmative vote of Shareholders holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon.

Section 2.  Amendment by Trustees.  The Trustees by a two-thirds vote may amend provisions of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code or under Chapter 10-34.

ARTICLE VII.  MISCELLANEOUS

Section 1.  Construction.  This Declaration of Trust shall be construed in such a manner as to give effect to the intent and purposes of the Trust and this Declaration of Trust.  If any provisions hereof appear to be in conflict, except to the extent that the same conflict with the Trust’s ability to qualify as a REIT, more specific provisions shall control over general provisions.  This Declaration of Trust shall govern all of the relationships among the Trustees and Shareholders of the Trust; and each provision hereof shall be effective for all purposes and to all persons dealing with the Trust to the fullest extent possible under applicable law in each jurisdiction in which the Trust shall engage in business.

Section 2.  Headings for Reference Only.  Headings preceding the text of articles, sections and subsections hereof have been inserted solely for convenience and reference, and shall not be construed to affect the meaning, construction or effect of this Declaration of Trust.

Section 3.  Filing and Recording.  This Declaration of Trust shall be filed in the manner prescribed for real estate investment trusts under North Dakota law, and may be filed for record in any county where real property is owned by the Trust.

Section 4.  Applicable Law.  This Declaration of Trust has been executed with reference to, and its construction and interpretation shall be governed by, North Dakota law, and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to North Dakota law.

Section 5.  Certifications.  Any certificates signed by a Trustee hereunder, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trust or the Trustees or any one or more of them, and the successors or assigns of such persons, which certificate may certify to any matter relating to the affairs of the Trust, including, but not limited to, any of the following: a vacancy among the Trustees; the number and identity of Trustees; this Declaration of Trust and any amendments or supplements thereto, or any restated declaration of trust and any amendments or supplements thereto, or that there are no amendments to this Declaration of Trust or any restated declaration of trust; a copy of the Bylaws or any amendment thereto; the due authorization of the execution of any instrument or writing; the vote at any meeting of the Board or a committee thereof or Shareholders; the fact that the number of Trustees present at any meeting or executing any written instrument satisfies the requirements of this Declaration of Trust; a copy of any Bylaw adopted by the Shareholders or the identity of any officer elected by the Board; or the existence or nonexistence of any fact or facts that in any manner relate to the affairs of the Trust.   In addition, the Secretary of the Trust or any other officer of the Trust elected by the Trustees may sign any certificate of the kind described in this Section 5, and such certificate shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trust, and the successors and assigns of such person.

Section 6.  Severability.  If any provision of this Declaration of Trust shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Declaration of Trust and this Declaration of Trust shall be carried out, if possible, as if such invalid or unenforceable provision were not contained herein.

Section 7.  Bylaws.  The Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, at any meeting of the Board by vote of a majority of the Trustees, subject to repeal or change by the affirmative vote of Shareholders holding Shares possessing a majority of the voting power of Shares then outstanding and entitled to vote thereon.

INVESTORS REAL ESTATE TRUST

ARTICLES SUPPLEMENTARY

CLASSIFYING AND DESIGNATING
AN UNLIMITED NUMBER OF
SHARES OF BENEFICIAL INTEREST
AS
8.25% SERIES A CUMULATIVE REDEEMABLE
PREFERRED SHARES OF BENEFICIAL INTEREST
NO PAR VALUE

WHEREAS, the Board of Trustees (the “Board”) of Investors Real Estate Trust, a North Dakota real estate investment trust (the “Trust”), has deemed it to be in the best interest of the Trust and its shareholders for the Trust to establish a series of preferred shares of beneficial interest pursuant to the authority granted to the Board of Trustees in Article II, Section 1 of the Articles of Amendment and Third Restated Declaration of Trust of the Trust (the "Declaration of Trust”).

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board by the Declaration of Trust, a series of preferred shares is hereby established, and the terms of the same shall be as follows:

1.	Designation and Amount.

A.
Pursuant to Article II, Section 1 of the Declaration of Trust, the Board has the authority to establish by resolution more than one class or series of shares of beneficial interest of the Trust (“Shares”) and to fix the relative rights and preferences of such different classes or series of Shares. Except for Shares so established by resolution, including, but not limited to, the Series A Preferred Shares (as defined below) and any other classes or series of Shares established by resolution of the Board, all other Shares shall be designated as common shares of beneficial interest, no par value (“Common Shares”), each of which shall be equal in all respects to every other Common Share.

B.
The shares of such series of Shares shall be designated “8.25% Series A Cumulative Redeemable Preferred Shares” (the “Series A Preferred Shares”) and the number of shares constituting such series shall be unlimited. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the Series A Preferred Shares shall be subject in all cases to the provisions of Article II, Section 5 of the Declaration of Trust of the Trust regarding limitations on beneficial and constructive ownership of shares of beneficial interest of the Trust.

2.	Distributions and Distribution Rights.

A.
Holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board, out of funds of the Trust legally available for the payment of distributions, cumulative quarterly cash distributions at the rate of 8.25% of the $25.00 liquidation preference per year. Such distributions shall accrue and be cumulative from and including the date of initial issuance by the Trust of the Series A Preferred Shares, or from and including the day immediately following the most recent date as to which distributions have been paid, and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the succeeding business day (without interest for the intervening period) (each, a “Distribution Payment Date”). Distributions will accrued regardless of whether we have earnings, whether we have funds legally available for payment or whether the distributions are declared. The first distribution on the Series A Preferred Shares shall be paid on June 30, 2004. Such first distribution and any distribution payable on the Series A Preferred Shares for any other partial distribution shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Each payment of distributions will include distributions accrued to and including that date on which paid. Distributions will be payable to record holders as they appear in the shareholder records of the Trust at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Board for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

B.
No distributions on the Series A Preferred Shares shall be declared by the Board or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

C.
Notwithstanding anything contained herein to the contrary, distributions on the Series A Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued but unpaid distributions on the Series A Preferred Shares will not bear interest and the holders of the Series A Preferred Shares will not be entitled to any distributions in excess of the full accrued distributions described in this Section 2. Accrued but unpaid distributions on the Series A Preferred Shares shall accumulate as of the Distribution Payment Date on which they first become payable.

D.
No full distributions shall be declared or paid or set apart for payment on the common shares of beneficial interest, no par value, of the Trust (“Common Shares”), or the shares of any other class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with, or junior to, the Series A Preferred Shares (other than a distribution paid in Common Shares or in shares of any other class or series of shares of beneficial interest ranking junior to the Series A Preferred Shares as to distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary) for any period unless all accrued distributions on the Series A Preferred Shares for all past distribution periods and the then current distribution period shall have been or contemporaneously are (i) declared and paid in full, or (ii) declared and a sum sufficient for the payment thereof in full is set apart for such payment. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and any other class or series of shares of beneficial interest ranking on a parity as to distributions with the Series A Preferred Shares, all distributions declared upon the Series A Preferred Shares and any other class or series of shares of beneficial interest ranking on a parity as to distributions with the Series A Preferred Shares shall be declared pro rata so that the amount of distributions declared per share of Series A Preferred Shares and such other classes or series of shares of beneficial interest ranking on a parity as to distributions with the Series A Preferred Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series A Preferred Shares and such other class or series of shares of beneficial interest bear to each other.

E.
Except as provided in Section 2, Paragraph D, unless all accrued distributions on the Series A Preferred Shares for all past distribution periods and the then current distribution period shall have been, or contemporaneously are, declared and paid in full or declared and a sum sufficient for the payment thereof in full is set apart for such payment, no distributions (other than in the form of Common Shares or any other shares of beneficial interest ranking junior to the Series A Preferred Shares as to distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary) or other distribution shall be declared, paid or set aside for payment or made upon the Common Shares or any other shares of beneficial interest of the Trust ranking junior to, or on parity with, the Series A Preferred Shares as to distributions or the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, nor shall any Common Shares, or any other shares of beneficial interest of the Trust ranking junior to, or on a parity with, the Series A Preferred Shares as to distributions or the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to the Series A Preferred Shares as to distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, and except for the acquisition of shares of beneficial interest that have been designated as “Excess Shares” in accordance with the terms of the Declaration of Trust).

F.
Holders of Series A Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series A Preferred Shares as provided above. Any distribution payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remains payable.

3.	Liquidation Rights.

A.
In the event of the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to and including the date of the liquidation, dissolution or winding up, before any distribution or payment shall be made to holders of Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to the Series A Preferred Shares as to liquidation rights. In the event that, upon such liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the legally available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with the Series A Preferred Shares as to liquidation rights, then the record holders of the Series A Preferred Shares and all other such classes or series of shares of beneficial interest ranking on a parity with the Series A Preferred Shares as to liquidation rights shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

B.
The record holders of Series A Preferred Shares shall be entitled to written notice of any such liquidation, dissolution or winding up. The consolidation or merger of the Trust with or into any other trust, partnership, limited liability company, corporation or other entity, or the consolidation or merger of any other trust, partnership, limited liability company, corporation or other entity with or into the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust if, following the transaction, the Series A Preferred Shares remain outstanding as duly authorized shares of beneficial interest or any successor entity having the same rights and preferences as prior to the transaction.

4.	Redemption.

A.	At the Option of The Trust.

(i)
The Series A Preferred Shares shall not be redeemable at the option of the Trust prior to April 26, 2009; provided, however, that in order to ensure that the Trust remains qualified as a real estate investment trust (“REIT”) for federal income tax purposes, the Series A Preferred Shares will be subject to Article II, Section 5 of the Declaration of Trust, which provides that the Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit, as defined in the Declaration of Trust, shall automatically be designed Excess Shares, as defined in the Declaration of Trust, and transferred in accordance with the provisions set forth in Article II, Section 5 of the Declaration of Trust.

(ii)
On or after April 26, 2009, the Trust, at its option upon not less than 30 nor more than 60 days’, written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions thereon to and including the date of redemption (except as provided below), if any, and without interest. Unless all accrued distributions for all past distribution periods and the then current distribution period on all of the Series A Preferred Shares and any other classes or series of shares of beneficial interest of the Trust ranking on a parity with the Series A Preferred Shares as to distributions and upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary upon which like voting rights have been conferred and are exercisable (“Parity Preferred Shares”), have been, or contemporaneously are, declared and paid in full or a sum sufficient for the payment in full of such distribution is set apart for payment, no Series A Preferred Shares or other Parity Preferred Shares will be redeemed unless all outstanding shares of the Series A Preferred Shares and other Parity Preferred Shares are simultaneously redeemed. However, the foregoing will not prevent the purchase or acquisition by the Trust of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares and other Parity Preferred Shares or the purchase or acquisition by the Trust of Series A Preferred Shares in accordance with the terms of the Declaration of Trust of the Series A Preferred Shares designated as Excess Shares thereunder If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be determined pro rata (as nearly as practicable without creating fractional shares) or in such other equitable manner prescribed by the Board that will not result in a violation of the restrictions specified in Article II, Section 5 of the Declaration of Trust.

(iii)
The Trust shall be required to give the holders of the Series A Preferred Shares prior written notice of redemption of the Series A Preferred Shares. Notice of redemption shall be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the date fixed for redemption, addressed to the respective record holders of the shares of Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to a holder to whom notice was defective or not given. Each notice shall state (i) the date fixed for redemption; (ii) the redemption price, including all accrued and unpaid distributions, if any; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the time, place and manner in which the certificates evidencing the Series A Preferred Shares are to be surrendered for payment of the redemption price, including the steps that a holder should take with respect to any certificates that have been lost, stolen or destroyed or with respect to uncertificated shares; and (v) that distributions on the Series A Preferred Shares to be redeemed shall cease to accrue from and after such date fixed for redemption and the Series A Preferred Shares will no longer be deemed outstanding. If fewer than all of Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed and the method by which the Series A Preferred Shares shall be selected for redemption.

(iv)
On or after the date fixed for redemption, once a holder of the Series A Preferred Shares to be redeemed surrenders the certificates representing the Series A Preferred Shares to be redeemed at the place designated in the redemption notice, the redemption price of such Series A Preferred Shares, including all accrued and unpaid distributions payable, shall be paid to the person who surrendered such certificates and each surrendered certificate shall be cancelled. In the event that fewer than all of the Series A Preferred Shares represented by any certificate are to be redeemed, a new certificate shall be issued representing the Series A Preferred Shares that are unredeemed. All of the Series A Preferred Shares redeemed pursuant to this Section 4, Paragraph A shall be retired and shall be restored to the status of authorized and unissued Series A Preferred Shares.

(v)
At the election of the Trust, the Trust may, prior to the date fixed for redemption, irrevocably deposit the redemption price (including accrued and unpaid distributions to and including the date fixed for redemption) of the Series A Preferred Shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series A Preferred Shares to be redeemed will (i) specify the office of such bank or trust company as the place of payment of the redemption price (including all accrued and unpaid distributions to and including the date fixed for redemption), and (ii) direct such holders to surrender the certificates representing the Series A Preferred Shares at such place to receive payment of the redemption price (including all accrued and unpaid distributions to and including the date fixed for redemption). Any monies deposited that remain unclaimed at the end of two years after the date fixed for redemption shall be returned to the Trust by such bank or trust company and after that time the holder of the Series A Preferred Shares called for redemption must look to the Trust for payment. Except as otherwise provided in this Section 4, Paragraph A, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares to be redeemed.

(vi)
If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the date fixed for redemption distributions shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding, such Series A Preferred Shares shall not thereafter be transferred (except with the consent of the Trust) on the books of the Trust and all rights of the holders of such Series A Preferred Shares will terminate, except the right to receive the redemption price plus all accrued and unpaid distributions to and including the date fixed for redemption. Nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time either at a public or a private sale, of all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law.

(vii)
The Series A Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund; provided, however, that in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes, the Series A Preferred Shares will be subject to Article II, Section 5 of the Declaration of Trust, which provides that the Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit, as defined in the Declaration of Trust, shall automatically be designed Excess Shares, as defined in the Declaration of Trust, and transferred in accordance with the provisions set forth in Article II, Section 5 of the Declaration of Trust.

B.	At the Option of the Holder.

(i)
If at any time there has been a Change In Control (as defined below), each holder of Series A Preferred Shares shall have the right, for a period of 90 days from the date of the Change In Control, to require the Trust to redeem all or any portion of that holder’s Series A Preferred Shares. Not later than 130 days after the date of the Change In Control (or, if that date is a Saturday, Sunday or legal holiday, the next day that is not a Saturday, Sunday or legal holiday), the Trust shall redeem all Series A Preferred Shares the holder has elected to have redeemed in a written notice delivered to the Trust on or prior to the 90th day after the Change In Control. The redemption price shall be $25.00 per share, plus accrued and unpaid distributions, if any, to and including the date of redemption.

(ii)
A “Change In Control” shall have occurred if any of the following events have taken place: (A) any person, entity or affiliated group, other than the Trust or any employee benefit plan sponsored by the Trust, acquires more than 50% of the then outstanding Common Shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable; (B) the consummation of any merger or consolidation of the Trust into another company, such that the holders of the Common Shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable immediately prior to such merger or consolidation hold less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company, or (C) the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, or the sale or disposition of all or substantially all of the assets of the Trust, such that after the transaction, the holders of the Common Shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable immediately prior to the transaction hold less than 50% of the voting securities of the acquiror or the parent of the acquiror.

5.	Voting Rights.

A.
Holders of the Series A Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this Section 5. On any matter on which the Series A Preferred Shares are entitled to vote, including any action by written consent, each Series A Preferred Share will be entitled to one vote.

B.
Whenever distributions payable on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the holders of such Series A Preferred Shares (voting together as a class with holders of all other Parity Preferred Shares) shall be entitled to elect two additional trustees to serve on the Board (the “Preferred Trustees”) who shall each be elected for a one-year term (subject to earlier termination as described below). Such election shall be at a special meeting called by the holders of record of at least 10% of the outstanding Series A Preferred Shares or the record holders of any other class or series of Parity Preferred Shares so in arrears (or at our next annual or special meeting if notice of such meeting is given less than 90 days before the date fixed for the next annual or special meeting of shareholders) and at each subsequent annual meeting until all of the distributions on the Series A Preferred Shares and the Parity Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof in full is set apart for such payment. Election shall require a vote of the holders of a majority of the outstanding Series A Preferred Shares and all classes or series of Parity Preferred Shares so in arrears (voting as a single class). Upon such election, the size of the board shall be increased by two trustees.

C.
If and when all accumulated distributions shall have been paid in full or declared and a sum sufficient for the payment thereof in full is set apart for such payment on the Series A Preferred Shares, the holders of the Series A Preferred Shares shall be divested of the voting rights set forth in Section 5, Paragraph B herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions shall have been paid in full or declared and a sum sufficient for the payment thereof in full is set apart for such payment on all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate and the number of trustees of the Trust shall be automatically decreased by two. So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office or, if there is no such remaining trustee, by vote of holders of a majority of the outstanding Series A Preferred Shares and any other class or series of Parity Preferred Shares voting as a single class. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 5, paragraph B (voting together as a single class with all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

D.
So long as any Series A Preferred Shares remain outstanding, the Trust shall not without the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares and each other class or series of Parity Preferred Shares outstanding at the time (voting together as a single class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize or create (including by reclassification), or increase the authorized or issued amount of, any class or series of shares of beneficial interest, or any obligation or security convertible into, exchangeable for or evidencing the right to purchase or other wise acquire any shares of any class or series of shares of beneficial interest, ranking senior to the Series A Preferred Shares and each other class or series of Parity Preferred Shares with respect to payment of distributions or upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or these Articles Supplementary or any other articles supplementary to our Declaration of Trust relating to any other Parity Preferred Shares, whether by merger, consolidation, share exchange or otherwise, or consummate a merger, consolidation, share exchange or transfer involving the Trust (any such merger or consolidation, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the holders of the Series A Preferred Shares or any other class or series of Parity Preferred Shares; provided however, with respect to any of the Events set forth in (ii) above, the occurrence of any such Event shall not be deemed to materially adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or any other class or series of Parity Preferred Shares, or the holders thereof, if immediately after any such Event: (a) the Trust is the surviving entity and there are no outstanding shares of beneficial interest of the Trust ranking, as to the payment of distributions or upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, senior to the Series A Preferred Shares or any other class or series of Parity Preferred Shares other than the shares of beneficial interest of the Trust outstanding immediately prior to such Event the terms of which remain unchanged and remain outstanding and the terms thereof remain unchanged; or (b) the Trust is not the surviving entity and, as a result of the Event, the holders of the Series A Preferred Shares and each other class or series of Parity Preferred Shares receive shares of equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Series A Preferred Shares and each other or any other class or series of Parity Preferred Shares, as applicable,and there are no outstanding shares of equity securities of the surviving entity ranking, as to the payment of distributions or upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, senior to the Series A Preferred Shares or any other class or series of Parity Preferred Shares other than the equity securities issued in respect of the shares of beneficial interest of the Trust outstanding prior to such Event the terms of which are substantially similar to the terms immediately prior to such event. Except as may be required by law, holders of Series A Preferred Shares shall not be entitled to vote with respect to (I) the authorization or issuance of Parity Preferred Shares or shares of beneficial interest ranking junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary; or (II) any increase, decrease or issuance of any Series A Preferred Shares, Parity Preferred Shares or shares of beneficial interest ranking junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary. Except as provided above and required by law, the holders of Series A Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or of substantially all of the assets of the Trust.

E.
The foregoing voting provisions of this Section 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

6.
Conversion. The Series A Preferred Shares shall not be convertible into or exchangeable for any other shares of beneficial interest, securities or property of the Trust, except that, in limited circumstances, the Series A Preferred Shares may be automatically converted into or exchange for “Excess Shares” in accordance with Article II, Section 5 of the Declaration of Trust.

7.
Ranking. The Series A Preferred Shares shall, with respect to the payment of distributions and distribution of our assets and rights upon the liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, rank (a) senior to the Common Shares and to all other shares of beneficial interest that, by there terms, rank junior to such Series A Preferred Shares; (b) on a parity with all share of beneficial interest issued by the Trust, the terms of which specifically provide that those shares of beneficial interest rank on a parity with the Series A Preferred Shares; and (c) junior to all shares of beneficial interest issued by the Trust, the terms of which specifically provide that such shares of beneficial interest rank senior to the Series A Preferred Shares and whose senior ranking is consented to by the holders of the Series A Preferred Shares in accordance with Section 5 above.

8.
Exclusion of Other Rights. The Series A Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, terms or conditions of redemption other than as expressly set forth in the Declaration of Trust and in these Articles Supplementary.

9.	Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10.
Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, terms or conditions of redemption of the Series A Preferred Shares set forth in the Declaration of Trust and these Articles Supplementary is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, terms or conditions of redemption of Series A Preferred Shares set forth in the Declaration of Trust and these Supplementary that can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, terms or conditions of redemption of the Series A Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

11.
No Preemptive Rights. No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized), including without limitation unissued Series A Preferred Shares, or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust, including without limitation Series A Preferred Shares.